SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): June 22, 2000


                    FIRST HORIZON PHARMACEUTICAL CORPORATION
               (Exact name of registrant as specified in charter)


                        Commission File Number 001-30123


            Delaware                                  58-2004779
(State or other jurisdiction of           (IRS Employer Identification No.)
       incorporation)


    660 Hembree Parkway, Suite 106
               Roswell, Georgia                           30076
  (Address of principal executive offices)              (Zip Code)




        Registrant's telephone number including area code (770) 442-9707



  (Former name or former address, if changed since last report) Not Applicable

Item 2. Acquisition or Disposition of Assets

     On June 22, 2000, First Horizon Pharmaceutical Corporation (the "Company") acquired exclusive rights in the United States and other countries to market, distribute and sell a product called Cognex, as well as rights to a new unapproved controlled release version of Cognex, called Cognex CR, in accordance with an Asset Purchase Agreement with Warner-Lambert Company ("Warner-Lambert") dated April 14, 2000. Cognex is used for the treatment of mild to moderate dementia associated with Alzheimer's disease.

     Under the Asset Purchase Agreement, the Company acquired the following:

     o    the U.S. Cognex trademark and its international counterparts;

     o certain patent rights relating to the use of an active ingredient in Cognex to treat conditions associated with Alzheimer's disease;

     o all worldwide regulatory approvals and regulatory applications for Cognex, including its new drug application in the United States;

     o all technical information, know-how and market research results relating to the manufacture, packaging, testing, development, distribution, marketing, use and sale of Cognex, including the raw materials used in its manufacture;

     o all of the royalties that Warner-Lambert has prepaid with respect to a patent covering the use of an active ingredient in Cognex; and

     o all promotional materials related to Cognex, including advertising, promotional and sales training materials owned by Warner-Lambert.

     The purchase price for Cognex was $3,500,000 which was funded by cash. The Company must pay Warner-Lambert up to $1,500,000 million in additional purchase price if it obtains approval from the U.S. Food and Drug Administration to market Cognex CR. The purchase price was determined by arms length negotiations between the Company and Warner-Lambert.

Item 7. Financial Statements and Exhibits

     Not Applicable

     (c) Exhibits:
Exhitit
Number                   Description
-------                  -----------


10* Asset Purchase Agreement dated April 14, 2000 between First Horizon Pharmaceutical Corporation and Warner-Lambert Company

99**        Press Release

----------------------------
* This exhibit is incorporated by reference from First Horizon Pharmaceutical Corporation's Form S-1 (File No. 333-30764)

**   Filed herewith.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               FIRST HORIZON PHARMACEUTICAL CORPORATION



Date:  June 27, 2000           By:  /s/ Balaji Venkataraman
                                   -------------------------------------
                                   Balaji Venkataraman
                                   Vice-President and Chief Financial Officer